Exhibit 10.1

25-Jul-2022

DELIVERED ELECTONICALLY

Alessandro Annoscia

alessnam@1apeiron.com

561-221-4409

RE:	Offer of Employment

Dear Alessandro:

We appreciate your interest in Veritas Farms, Inc. (the “Company”). Given your interest in the Company’s products and services, we believe that it would benefit both of us to expand our relationship. As we discussed, we are offering you the position of Chief Executive Officer at the Company’s office in Dania Beach, FL contingent upon successful completion of a background check.

We anticipate your start date will be on or about 25-Jul-2022

Also, as we discussed, your compensation is described on the attached exhibit, entitled “Compensation Structure”.

As an employee at the Company, you are also entitled to participate in employee benefit plans or programs, if any, to the extent you are eligible to participate under the specific plan’s provisions. Employees become eligible for health, dental, and vision insurance after one full calendar month of employment. These benefits are governed by the rules of each policy. The Company policies and benefit plans, which may be modified in the Company’s discretion in the future, describe what contributions, if any, are made to the plans on the employee’s behalf.

In addition to the foregoing benefits, you are eligible for three weeks (15 days) vacation annually, accrued on a bi-weekly basis.

The terms of your employment will be governed by the policies and procedures outlined in the Company’s Employee Handbook. Your employment with the company is “at will”, which means that either you or the Company may terminate the employment relationship at any time. While we have outlined the general benefits and terms of the employment relationship in this letter, this letter is not a contract of employment for any specified period of time and should not be construed as such.

In order to accept employment with the Company, you will need to sign and return this letter along with the signed originals of the documents listed below:

●	Proprietary Information and Non-Compete Agreement

●	Background Screening Release Form

We look forward to a mutually beneficial employment relationship with you. Should you have any questions regarding the documents you need to return to accept this offer of employment, please do not hesitate to contact me at your earliest convenience.

Very truly yours,

/s/ Thomas E. Vickers
Thomas E. Vickers
Chairman
Enclosures (as stated)

I hereby accept the offer of employment stated in this letter and acknowledge that my employment will be at-will.

/s/ Alessandro Annoscia	25-Jul-2022
Alessandro Annoscia	Date

1815 Griffin Road ● Ste 401 ● Dania Beach, FL 33004

Phone: 833-691-4367 ● www.TheVeritasFarms.com

Compensation Structure

●	Base Annual Salary: $240,000

●	The Company will issue you 2,000,000 Restricted Shares upon approval of the 2022 Equity Incentive Plan which will be subject to the achievement of performance goals in Year One and Year Two. The restrictions will lapse ratably over two years on the subsequent two anniversaries of the issuance date.

This Position is Exempt and is not eligible for overtime pay.

This position is eligible to participate in any equity incentive compensation or bonus compensation plans the Company has in effect, subject to the specific plan’s rules.

1815 Griffin Road ● Ste 401 ● Dania Beach, FL 33004

Phone: 833-691-4367 ● www.TheVeritasFarms.com

Proprietary Information and Non-Compete

Agreement

As part of my application to work for Veritas Farms, Inc. (the “Company”) and for valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I, Alessandro Annoscia, hereby agree as follows:

1. Company’s Trade Secrets: I understand that in performance of my job duties with and/or services to the Company, I will be exposed to the Company’s trade secrets. “Trade secrets” means information or material that is commercially valuable to the Company and not generally known in the industry. This includes:

(a) any and all versions of the Company’s proprietary computer software (including source code and object code), hardware, firmware and documentation;

(b) technical information concerning the Company’s products and services, including product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development;

(c) information concerning the Company’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies;

(d) information concerning the Company’s employees, including their salaries, strengths, weaknesses and skills;

(e) information submitted by the Company’s customers, suppliers, employees, consultants, or co-venturers with the Company for study, evaluation or use; and

(f) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company’s business.

2. Nondisclosure of Trade Secrets: I will keep the Company’s trade secrets, whether or not prepared or developed by me, in the strictest confidence. I will not use or disclose such secrets to others without the Company’s written consent, except when necessary to perform my job. However, I shall have no obligation to treat as confidential any information which:

(a) was in my possession or known to me, without an obligation to keep it confidential, before the Company disclosed such information to me;

(b) is or becomes public knowledge through a source other than me and through no fault of mine; or

(c) is or becomes lawfully available to me from a source other than the Company.

In the event an action is instituted, and prior knowledge is an issue, it shall be my obligation to prove by clear and convincing evidence that the confidential information disclosed was in the public domain, was already known by me, or was developed independently by me.

1815 Griffin Road ● Ste 401 ● Dania Beach, FL 33004

Phone: 833-691-4367 ● www.TheVeritasFarms.com

3. Confidential Information of Others: I will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material that is a trade secret of others.

4. Return of Materials: When my employment with and/or services to the Company ends, for whatever reason, I will promptly deliver to the Company all originals and copies of all documents, records, software programs, media and other materials containing any of the Company’s trade secrets. I will also return to the Company all equipment, files, software programs and other property (personal or other) belonging to the Company.

5. Confidentiality Obligation Survives Termination: I understand that my obligation to maintain the confidentiality and security of the Company’s trade secrets remains with me even after my employment with and/or services to the Company ends and continues for so long as such material remains a trade secret.

6. Computer Programs Are Works Made for Hire: I understand that as part of my job duties I may be asked to create, or contribute to the creation of, computer programs, documentation, and other copyrightable works. I also understand that the Company provides me with facilities and time to create such computer programs, documentation, and other copyrightable works. I agree that any and all computer programs, documentation and other copyrightable materials that I (a) have worked or will work on during the term of my employment with the Company or (b) have been or will be asked to prepare or work on as part of my employment with the Company, shall be “works made for hire” and that the Company shall own the exclusive right, title and interest, including copyright, in and to such works. IF AND TO THE EXTENT ANY SUCH MATERIAL DOES NOT SATISFY THE LEGAL REQUIREMENTS TO CONSTITUTE A WORK MADE FOR HIRE, I HEREBY ASSIGN ALL OF MY RIGHT, TITLE AND INTEREST, INCLUDING COPYRIGHT, IN AND TO THE WORK TO THE COMPANY.

7. Disclosure of Developments: While I am employed by the Company, I will promptly inform the Company of the full details of all my inventions, discoveries, improvements, innovations, and ideas (collectively called “Developments”) --whether or not patentable, copyrightable or otherwise protectable--that I conceive, complete or reduce to practice (whether jointly or with others) and which:

(a) relate to the Company’s present or prospective business, or actual or demonstrably anticipated research and development; or

(b) result from any work I do using any equipment, facilities, materials, trade secrets or personnel of the Company; or

(c) result from or are suggested by any work that I may do for the Company.

I will provide the Company with a written record of all such disclosures which it shall keep for at least two years.

8. Assignment of Developments: I hereby assign to the Company or the Company’s designee, my entire right, title, and interest in all of the following that I conceive or make (whether alone or with others) while employed by the Company and for one year after my employment with the Company ends:

(a) all Developments;

(b) all copyrights, trade secrets, trademarks, and mask work rights in Developments; and

(c) all patent applications filed, and patents granted on any Developments, including those in foreign countries.

9. Execution of Documents: Both while employed by the Company and afterwards, I agree to execute and aid in the preparation of any papers that the Company may consider necessary or helpful to obtain or maintain any patents, copyrights, trademarks, or other proprietary rights at no charge to the Company, but at its expense.

10. Extent of Services. During my employment with the Company I shall devote my entire time, attention and energies to the business of the Company and shall not during the term of this Agreement be engaged, whether or not during normal business hours, in any other business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, unless I obtain the prior written consent of the Company to perform such other business or professional activity.

1815 Griffin Road ● Ste 401 ● Dania Beach, FL 33004

Phone: 833-691-4367 ● www.TheVeritasFarms.com

11. Conflict of Interest: During my employment by and/or services to the Company, I will not engage in any business activity competitive with the Company’s business activities. Nor will I engage in any other activities that conflict with the Company’s best interests.

12. Covenant Not to Compete. During the term hereof and, if this Agreement is terminated for any reason, for a period of one (1) year thereafter, I shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant, or employee of the Company, including, without limitation, employing or being an investor (representing more than 5% equity interest) in, or officer, director, or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of my employment therewith. An activity competitive with an activity engaged in by the Company shall mean performing services whether as an employee, officer, consultant, director, partner, or sole proprietor for any person or entity engaged in the business then engaged in by the Company, which services involve the development and marketing of an Internet based system to collect, manage, and compile clinical trial and research data. Notwithstanding the above, covenant not to compete will be shortened to six (6) months if I am terminated by the company or I terminate my employment due to non-payment of salary.

13. Enforcement: I agree that in the event of a breach or threatened breach of this Agreement, money damages would be an inadequate remedy and extremely difficult to measure. I agree, therefore, that the Company shall be entitled to an injunction to restrain me from such breach or threatened breach. Nothing in this Agreement shall be construed as preventing the Company from pursuing any remedy at law or in equity for any breach or threatened breach.

14. General Provisions:

(a) Successors: The rights and obligations under this Agreement shall survive the termination of my service to the Company in any capacity and shall inure to the benefit and shall be binding upon: (i) my heirs and personal representatives, and (ii) the successors and assigns of the Company.

(b) Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. All questions with respect to the construction hereof and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Florida. Any action or proceeding arising out of or relating hereto shall be brought in Broward County, State of Florida.

(c) Severability: If any provision of this Agreement is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both the Company and me.

(d) Entire Agreement: This Agreement supersedes and replaces all former agreements or understandings, oral or written, between the Company and me, except for prior confidentiality agreements, non-compete and any assignment I have signed relating to information not covered by this Agreement.

(e) Modification: This Agreement may not be modified except by a written document signed both by the Company and me.

I have carefully read and considered all provisions of this Agreement and agree that all of the restrictions set forth are fair and reasonably required to protect the Company’s interests. I acknowledge that I have received a copy of this Agreement as signed by me.

/s/ Alessandro Annoscia	Date: 25-Jul-2022
Alessandro Annoscia

1815 Griffin Road ● Ste 401 ● Dania Beach, FL 33004

Phone: 833-691-4367 ● www.TheVeritasFarms.com

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